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                                                                     EXHIBIT 5.1

                               November 22, 1995

Board of Directors
PNC Bank Corp.
One PNC Plaza
Fifth Avenue and Wood Street
Pittsburgh, Pennsylvania  15265

Ms. Green and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-8 (the "Registration Statement") of PNC Bank Corp. (the "Corporation") to be filed with the Securities and Exchange Commission relating to the registration of (a) up to 300,000 shares of the Corporation's Common Stock, par value $5.00 per share ("PNC Common Stock"), to be issued and sold to participants in the Midlantic Savings and Investment Plan, as amended (the "Plan") and (b) an indeterminable amount of interests of participation in the Plan (the "Plan Interests"). It is expected that Midlantic Corporation, a New Jersey corporation ("Midlantic") will be merged with and into PNC Bancorp, Inc., a Delaware corporation ("PNC Bancorp") and wholly-owned subsidiary of the Corporation, and that at the effective time of the merger, the Corporation as a successor employer will have elected to continue the Plan.

My opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of PNC Common Stock or Plan Interests under the Plan.

As Senior Vice President, Deputy General Counsel and Corporate Secretary of the Corporation, I have examined the Corporation's Articles of Incorporation and By-laws, each as amended to date, the Registration Statement and the Plan, and I have reviewed the proceedings taken by the Corporation relating to the Plan, including resolutions adopted by the Corporation's Board of Directors with respect thereto. I have also examined such records, certificates and other documents that I have considered necessary or appropriate for the purposes of this opinion.

In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity of originals of all documents submitted to be as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.

For the purposes of this opinion, I have assumed that the Plan has been duly authorized on Midlantic's part in accordance with applicable law, that the related Trust Agreement has been duly authorized, executed and delivered by Midlantic and Midlantic National Bank, as trustee, and that Midlantic has taken all action required of Midlantic under applicable law in connection with the merger and the continuation of the Plan by the Corporation.

I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth

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of Pennsylvania and the Federal securities laws of the United States of
America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon the foregoing, I am of the opinion that, when the Registration Statement has become effective in accordance with applicable law and upon the effectiveness of the merger of Midlantic with and into PNC Bancorp, (1) the 300,000 shares of PNC Common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and (2) the Plan Interests being registered, when issued pursuant to and in accordance with the terms of the Plan, will be validly issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5 of the Registration Statement and any Prospectus relating to the Plan.

Very truly yours,

/s/ William F. Strome

William F. Strome